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                          [LOGO OF HALE AND DORR LLP]

                             Counsellors at Law

                 60 State Street, Boston, Massachusetts  02109
                        617-526-6000 . fax 617-526-5000

                               January 12, 1998



The Benchmark Funds
c/o Goldman, Sachs & Co.
4900 Sears Tower
Chicago, Illinois  60606

Ladies and Gentlemen:

     The Benchmark Funds (the "Trust") is a Massachusetts business trust created under a written Agreement and Declaration of Trust dated, executed and delivered in Boston, Massachusetts on July 15, 1982, as amended from time to time (as so amended, the "Trust Agreement").

     The Trustees have the powers set forth in the Trust Agreement, subject to the terms, provisions and conditions therein provided. Under Article IV, Section
4.1 of the Trust Agreement, the beneficial interest in the Trust is represented by an unlimited number of units without par value. Under Article IV, Section 4.1, the Trustees are authorized from time to time to divide the units into any number of series of units and the Trustees are empowered in their discretion to issue units of any series for such consideration and on such terms as the Trustees may determine (or for no consideration if pursuant to a unit dividend or split-up), all without action of the unitholders.

     Pursuant to Article IV, Section 4.2 of the Trust Agreement, the Trustees established seventeen series of units designated "Diversified Assets Units", "Government Units", "Government Select Units", "Tax-Exempt Units", "U.S. Treasury Index Units", "Short-Intermediate Bond Units", "Bond Units", "U.S. Government Securities Units", "Equity Index Units", "Small Company Index Units", "Diversified Growth Units", "Focused Growth Units", "Balanced Units", "International Growth Units", "International Bond Units", "International Equity Index Units" and "Intermediate Bond Units".

     The Trustees have voted to authorize the officers of the Trust to issue and sell to the public an unlimited number of units of beneficial interest of the Trust.

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The Benchmark Funds
January 12, 1998
Page 2


     We have examined the Declaration of Trust and By-Laws, each as amended from time to time, of the Trust, resolutions of the Board of Trustees relating to the authorization and issuance of units of beneficial interest of the Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified of photostatic copies.

     For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

     Our opinion below, as it relates to the non-assessability of the units of the Trust, is qualified to the extent that under Massachusetts law, unitholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Trust Agreement disclaims unitholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, certificate or undertaking made or issued by the Trustees or officers of the Trust. Also, the Trust Agreement provides for indemnification out of Trust property for all loss and expense of any unitholder held personally liable for the obligations of the Trust.

     We are of the opinion that all necessary Trust action precedent to the issuance of the units of beneficial interest of the Trust has been duly taken, and that all such units may legally and validly be issued for among other things, cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration therefor in accordance with terms described in the Trust's Declaration of Trust, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.
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The Benchmark Funds
January 12, 1998
Page 3


     We consent to your filings this opinion with the Securities and Exchange Commission as an exhibit to any of the Trust's filing with the Commission. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other party or used for any other purpose.


                                    Very truly yours,

                                    /s/Hale and Dorr LLP

                                    Hale and Dorr LLP



The Benchmark Funds
January 12, 1998